Exhibit 99.1

Supernus Announces First Quarter 2015 Financial Results

•                  Net product sales for the first quarter of 2015 were $28.1 million, compared to $9.0 million for the same quarter last year.

•                  First quarter product prescriptions totaled 78,763, representing a 146% increase over same quarter last year and an 11% increase over the fourth quarter of 2014.

•                  Operating income for the first quarter was $3.4 million and net income was $0.9 million, compared to an operating loss of $(13.4) million and a net loss of $(15.5) million in the same quarter last year.

•                  The Company submitted the impulsive aggression outcomes and assessment scale it proposes to use in Phase III clinical testing for SPN-810 to the FDA in April 2015.

•                  The Company reiterates financial guidance for 2015 of net product sales of $130 million to $140 million and operating income of $6 million to $10 million.

Rockville, Md., May 5, 2015 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the first quarter of 2015 and associated company developments.

Business Update

First quarter 2015 product prescriptions, as reported by Wolters-Kluwer/Symphony for    Trokendi XR®, totaled 57,663, a 187% increase over the 20,094 prescriptions for the first quarter of 2014 and an increase of 14% over the 50,583, prescriptions in the fourth quarter of 2014. Oxtellar XR® prescriptions for the first quarter of 2015 totaled 21,100, a 76% increase over the 11,969 prescriptions for the first quarter of 2014 and an increase of 5% over the 20,156 prescriptions for the fourth quarter of 2014.

Total net product sales for the first quarter of 2015 were $28.1 million, compared to total net product sales of $9.0 million for the same quarter last year and $30.5 million for the fourth quarter of 2014. Total revenue for all periods was comprised almost exclusively of net product sales.

In the fourth quarter of 2014 and first quarter of 2015, net sales results were affected by changes in wholesaler inventory levels and ordering patterns.  The Company estimates that inventory levels have been well within industry norm, ranging from 2-4 weeks.  Had inventories remained constant through this period, reported net sales would be approximately $28.5 million for the fourth quarter of 2014 and approximately $30 million for the first quarter of 2015.  These changes in inventory levels reflect periodic adjustments that wholesalers make to their ordering patterns.

“Product prescription growth continued at a strong pace in the first quarter, giving us continued confidence in our 2015 net product sales guidance of $130 million to $140 million.” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “We also made good progress during the first quarter on our pipeline and are excited to share more details during our Investor Day on June 17,” said Mr. Khattar.

Managed care coverage continues to be strong for both products. Roughly 89% of Trokendi XR and 90% of Oxtellar XR national claims are approved by payors, consistent with prior quarters.

Revenue and Gross Margin

Net product sales for the first quarter of 2015 were comprised of $20.9 million for Trokendi XR and $7.2 million for Oxtellar XR.

Gross margin for the first quarter of 2015 was approximately 94.2%.

Operating Expenses

Research and development expenses in the first quarter of 2015 were $3.7 million, as compared to $4.5 million in the same quarter last year. This decrease is due to the completion of an SPN-812 clinical trial in 2014.  We expect research and development expenses to increase significantly during 2015, as clinical development activities associated with SPN-810 and SPN-812 ramp up throughout the year.

Selling, general and administrative expenses in the first quarter of 2015 were $19.4 million, as compared to $17.5 million in the same quarter last year. The higher expense in 2015 reflects a full quarter’s impact of the expansion of the sales force that occurred in early 2014, coupled with increased promotional and marketing activities to support the expanded sales force.

Net Income and Earnings Per Share

The Company reported net income in the first quarter of 2015 of $0.9 million, or $0.02 per diluted share, as compared to a net loss of ($15.5) million, or ($0.38) per diluted share, in the first quarter of 2014. This year over year improvement in net income is driven primarily by increased product sales associated with higher prescription volumes from Oxtellar XR and Trokendi XR.

Weighted average diluted common shares outstanding in the first quarter of 2015 were approximately 44.9 million, as compared to approximately 41.1 million in the first quarter of 2014.

As of March 31, 2015, approximately $14.7 million, or 16%, of the Company’s six year, $90 million notes, bearing interest at 7.5% per annum, remained outstanding. Since the end of the first quarter of 2015, an additional $1.2 million of the remaining notes have been converted into shares of common stock, further reducing the balance to approximately $13.5 million as of May 5, 2015.

Capital Resources

As of March 31, 2015, the Company had $92.2 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $94.2 million at December 31, 2014. Cash flow from operations was positive in the first quarter of 2015, offset by approximately $2.5 million of legal fees associated with patent defense costs.

Financial Guidance

For full year 2015, the Company reiterates its expectation that total net product sales will grow approximately 50% as compared to 2014, ranging from $130 million to $140 million, with operating income ranging from $6 million to $10 million.

Research and development expense is expected to increase by over 50% in 2015 as compared to 2014 as the Company progresses the development of SPN-810 and SPN-812.

Progress of Product Candidates

The Company’s product candidates currently in development, SPN-810 for impulsive aggression in patients who have ADHD and SPN-812 for ADHD, continue to progress on schedule.

As previously stated, the Company plans to initiate Phase III clinical testing for SPN-810 during the fourth quarter of 2015. In early April 2015, the Company submitted to the FDA the impulsive aggression outcomes and assessment scale it proposes to use in those trials and is targeting to meet with the FDA in the third quarter to review the scale and its request for a special protocol assessment.

Concerning SPN-812, the Company submitted an Investigational New Drug application for the extended-release formulation to the FDA in preparation for starting the Phase IIb trial during the fourth quarter of 2015.

As previously disclosed, the Company has scheduled its first “Investor Day”, to be held at the New York Marriott East Side on June 17, 2015. Management will provide an overview of the Company including a detailed discussion on its clinical programs and an assessment of their market opportunity.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. ET, on Wednesday, May 6, 2015. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	32101777
Conference Call Name:	Supernus Pharmaceuticals 1Q 2015 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under ‘Investors’.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry. These product candidates include SPN-810 for the treatment of impulsive aggression in patients with ADHD in conjunction with standard ADHD treatment and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)

Cash, cash equivalents and marketable securities	$64,836	$74,336
Accounts receivable, net	19,271	17,270
Inventories, net	13,702	13,441
Other current assets	3,696	3,845
Total Current Assets	101,505	108,892

Long term marketable securities	27,315	19,816
Property and equipment, net	2,481	2,448
Other long-term assets	8,336	6,352
Total Assets	$139,637	$137,508

Accounts payable	$859	$1,863
Accrued expenses	25,853	25,487
Deferred licensing revenue	143	143
Total Current Liabilities	26,855	27,493

Deferred licensing revenue, net of current portion	1,238	1,274
Convertible notes, net of discount	11,708	26,947
Other non-current liabilities	2,561	3,876
Derivative liabilities	2,691	6,564
Total Liabilities	45,053	66,154

Total Stockholders’ Equity	94,584	71,354
Total Liabilities & Stockholders’ Equity	$139,637	$137,508

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended March 31,
	2015	2014
	(unaudited)
Revenue
Net product sales	$28,097	$8,995
Licensing revenue	36	86

Total revenue	28,133	9,081

Costs and expenses
Cost of product sales	1,618	494
Research and development	3,683	4,482
Selling, general and administrative	19,402	17,527

Total costs and expenses	24,703	22,503

Operating income (loss)	3,430	(13,422)
Other income (expense)
Interest income and other income	113	102
Interest expense	(381)	(1,207)
Changes in fair value of derivative liabilities	(49)	677
Loss on extinguishment of debt	(2,134)	(1,693)

Total other income (expense)	(2,451)	(2,121)

Earnings (loss) before income taxes	979	(15,543)

Income tax expense	62	—

Net income (loss)	$917	$(15,543)

Income (loss) per common share:
Basic	$0.02	$(0.38)
Diluted	$0.02	$(0.38)

Weighted-average number of common shares:
Basic	44,563,299	41,129,055
Diluted	44,901,298	41,129,055

Non-GAAP Summary of Differences

(in millions, unaudited)

	GAAP	Impact of Change in Inventory Levels	Non-GAAP

Three Months ended March 31, 2015
Net product sales	$28.1	$2.0	$30.1

Three Months ended December 31, 2014
Net product sales	$30.5	$(2.0)	$28.5

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: 443-213-0505

Mobile: 443-377-4767

Email: peter.vozzo@westwicke.com